Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $8.9 Million, or $1.42 Per Diluted Share, in Third Quarter 2021,
and $29.4 Million, or $4.69 Per Diluted Share, in First Nine Months of 2021

ANCHORAGE, Alaska - October 29, 2021 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $8.88 million, or $1.42 per diluted share, in the third quarter of 2021, compared to $8.35 million, or $1.33 per diluted share, in the second quarter of 2021, and $11.86 million, or $1.84 per diluted share, in the third quarter a year ago. Third quarter 2021 profitability was fueled by fee and interest income from the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans, continued high levels of production in the Home Mortgage Lending segment, and strong core loan growth.

Also benefiting third quarter 2021 results was a $1.1 million benefit to the provision for credit losses. This compares to a $427,000 benefit to the provision for credit losses in the preceding quarter and a $567,000 provision for credit losses in the third quarter of 2020. The benefit to the provision for credit losses for the current quarter was recorded under ASU 2016-13, which is also commonly referred to as the Current Expected Credit Loss (“CECL”) methodology that Northrim implemented on January 1, 2021, and includes a benefit to the provision for credit losses on loans and unfunded commitments.

Net income for the first nine months of 2021 increased 29% to $29.40 million, or $4.69 per diluted share, compared to $22.79 million, or $3.52 per diluted share, in the first nine months of 2020. The benefit to the provision for credit losses totaled $3.0 million in the first nine months of 2021, compared to a $3.0 million provision for credit losses in the first nine months of 2020. An increase in net interest income and continued strong mortgage banking revenue also contributed to the increase in net income during the first nine months of 2021 compared to the same period in 2020.

“Northrim’s third quarter operating results continue to reflect the effort put forth by all of our employees to meet the needs of our community,” said Joe Schierhorn, President and CEO. “Strong residential mortgage business along with the continued success of our outreach to new and existing customers during the quarter generated increased income and had a meaningful impact on core loan and deposit growth.”

“We chose to be active participants in the SBA’s PPP lending programs from the onset of the pandemic, helping our new and existing business customers sustain their business operations. Under the initial PPP program, we helped approximately 2,900 businesses receive $375.6 million in PPP loans, and during the second PPP program we helped approximately 2,870 businesses receive $237.0 million in PPP loans, making Northrim the largest originator of PPP loans in Alaska. As a result of this growth, Northrim was recently recognized as the SBA’s 2020 Top Lender of the Year for the state of Alaska. We brought over 2,300 new customers to the bank, and we are working hard to develop a full banking relationship with them.”

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COVID-19 Issues:

“Our team is generating success in spite of strong headwinds in our local economy. The pandemic has been extremely challenging for the Alaskan economy, especially in the tourism and hospitality sector,” Schierhorn added.

•Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the volatility in oil prices that has occurred over the last year and a half, although oil prices have rebounded recently. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio, excluding SBA PPP loans as of September 30, 2021, are: Healthcare (8%), Tourism (7%), Oil and Gas (5%), Aviation (non-tourism) (5%), Fishing (5%), Accommodations (4%), Retail (3%), and Restaurants (3%).

•Customer Accommodations: The Company has implemented assistance to help its customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. The number of loans with modifications has decreased significantly since September 30, 2020, with approximately 82% of the modifications at September 30, 2021, representing three relationships. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of September 30, 2021, June 30, 2021, and September 30, 2020 were as follows:

Loan Modifications due to COVID-19 as of September 30, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$49,888	$7,533	$57,421
Number of modifications	21	3	24

Loan Modifications due to COVID-19 as of June 30, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$75,613	$7,440	$83,053
Number of modifications	23	1	24

Loan Modifications due to COVID-19 as of September 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$46,056	$74,337	$120,393
Number of modifications	16	59	75

All 24 loan modifications totaling $57.4 million as of September 30, 2021, have entered into more than one modification.

•Provision for Credit Losses: Northrim booked a benefit for credit loss provisions of $1.1 million for the quarter ended September 30, 2021. This compares to a benefit for credit loss provisions of $427,000 during the previous quarter and a $567,000 provision for credit losses in the third quarter a year ago. The provision for the current quarter was recorded using the CECL methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments. The decrease in the provision for credit loss in the third quarter of 2021 is primarily the result of the improvement in economic assumptions used to estimate lifetime credit losses, which have improved but are not yet at pre-pandemic levels, and a decrease in unfunded commitments, off-set partially by a growth in core loans.

•Credit Quality: Nonaccrual loans, net of government guarantees decreased to $11.5 million at September 30, 2021, compared to $12.0 million in the previous quarter. Net adversely classified loans increased to $17.4 million at September 30, 2021, compared to $14.5 million in the third quarter a year ago. Net loan recoveries

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were $39,000 in the third quarter of 2021, compared to net loan recoveries of $463,000 in the third quarter of 2020.

•Branch Operations: Branch operations have returned to pre-pandemic levels, while a number of customer and employee safety measures continue to be implemented.

•Growth and Paycheck Protection Program:
◦Over the last eighteen months, Northrim funded a total of nearly 5,800 PPP loans totaling $612.6 million to both existing and new customers. Of this amount, 745 loans totaling $33 million were originated during the second quarter of 2021 and 2,125 loans totaling $204.0 million were originated during the first quarter of 2021, through the second round of PPP funding. No new PPP loans were originated during the third quarter of 2021.
◦As of September 30, 2021, PPP has resulted in 2,341 new customers totaling $68.0 million in non-PPP loans, and $125.6 million in new deposit balances.
◦Management estimates that Northrim funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans.
◦As of September 30, 2021, Northrim customers had received forgiveness through the SBA on 3,439 PPP loans totaling $405.8 million, of which 1,118 PPP loans totaling $102.4 million were forgiven in the third quarter of 2021, and 617 PPP loans totaling $133 million were forgiven in the second quarter of 2021. Of the PPP loans forgiven in the third quarter of 2021, 578 loans totaling $35.2 million related to PPP round two. As of September 30, 2021, approximately 98% of PPP round one and 16% of PPP round two loans have been forgiven.
◦The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility to fund PPP loans, but paid back those funds in full during the second quarter of 2020 and has since funded the SBA PPP loans through core deposits and maturity of long-term investments.

•Capital Management: At September 30, 2021, the Company’s tangible common equity to tangible assets* ratio was 8.73% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. During the third quarter of 2021, the Company repurchased 29,613 shares of common stock under the previously announced share repurchase program, with 221,988 shares remaining of the 313,000 shares authorized for repurchase.

Third Quarter 2021 Highlights:

•For the third quarter of 2021, total revenue was $33.1 million, compared to $39.9 million in the third quarter of 2020, and $33.3 million in the second quarter of 2021.
◦Community Banking provided 68% of total revenues and 77% of earnings in the third quarter of 2021.
◦Home Mortgage Lending provided 32% of total revenue and 23% of earnings in the third quarter of 2021.
•Net interest income in the third quarter of 2021 was $20.4 million, up 6% from $19.2 million in the preceding quarter and up 12% from $18.3 million in the third quarter a year ago.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.47% in the third quarter of 2021, a 3 bps decrease compared to the preceding quarter, and a 46 bps decrease compared to the third quarter a year ago.
•Return on average assets ("ROAA") was 1.40% and return on average equity ("ROAE") was 14.47% for the third quarter of 2021 compared to ROAA of 2.31% and ROAE of 22.10% for the third quarter of 2020.
•Net loans decreased to $1.44 billion at September 30, 2021, compared to $1.47 billion at both September 30, 2020 and at June 30, 2021, as a result of PPP forgiveness. Core loans increased to $1.25 billion at September 30, 2021, compared to $1.13 billion at September 30, 2020.
•Total deposits increased 27% to $2.30 billion at September 30, 2021, compared to $1.81 billion at September 30, 2020, and increased 7% compared to $2.15 billion at June 30, 2021.

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•The mortgage servicing right asset increased by $1.2 million for the quarter ended September 30, 2021, compared to an increase of $1.2 million for the preceding quarter and an increase of $567,000 for the third quarter a year ago.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total assets	$2,609,946	$2,453,567	$2,351,243	$2,121,798	$2,097,738
Total portfolio loans	$1,450,657	$1,487,968	$1,548,924	$1,444,050	$1,492,720
Average portfolio loans	$1,469,072	$1,541,701	$1,492,906	$1,489,029	$1,465,839
Total deposits	$2,296,541	$2,146,438	$2,051,317	$1,824,981	$1,806,133
Average deposits	$2,207,402	$2,082,983	$1,894,868	$1,820,251	$1,750,167
Total shareholders' equity	$242,474	$237,218	$231,452	$221,575	$214,616
Net income	$8,877	$8,345	$12,181	$10,100	$11,855
Diluted earnings per share	$1.42	$1.33	$1.94	$1.59	$1.84
Return on average assets	1.40%	1.42%	2.25%	1.90%	2.31%
Return on average shareholders' equity	14.47%	14.26%	21.40%	18.22%	22.10%
NIM	3.45%	3.48%	3.90%	3.94%	3.90%
NIMTE*	3.47%	3.50%	3.92%	3.96%	3.93%
Efficiency ratio	68.07%	67.00%	60.24%	65.31%	58.85%
Total shareholders' equity/total assets	9.29%	9.67%	9.84%	10.44%	10.23%
Tangible common equity/tangible assets*	8.73%	9.07%	9.22%	9.76%	9.54%
Book value per share	$39.25	$38.22	$37.29	$35.45	$34.18
Tangible book value per share*	$36.66	$35.64	$34.71	$32.88	$31.62
Dividends per share	$0.38	$0.37	$0.37	$0.35	$0.35

* References to NIMTE, tangible book value per share, and tangible common equity to tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 14.)

The Alaska economy is slowly recovering in 2021 from the effect of the global pandemic. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarizes, “Rising oil prices, an improvement in tourism, and strong liquidity levels in the private sector from government stimulus programs have helped Alaska rebound from the economic lows seen in 2020. The housing market remains strong with average sales prices and the number of units sold up significantly, while home foreclosure and delinquency rates continue to improve. Rising prices are starting to stress affordability levels for homes and supply chain disruptions are expected to moderate construction activity in the short run.”

The Alaska Department of Labor ("DOL") has released data through August of 2021. They report total payroll jobs in Alaska have grown by 13,600 compared to August of 2020. This is a total of 308,900 jobs or an improvement of 4.4% over the prior 12 months. Tourism related jobs were the hardest hit from travel restrictions and have also been the fastest to recover. According to the DOL, the Leisure and Hospitality sector added 5,600 jobs between August of 2020 and August of 2021, an increase of 19.9%. However, this is still 10,800 jobs less than August of 2019. Trade, Transport, and Utilities have added 14.3% more jobs than August of 2020 and Manufacturing, which is primarily seafood processing, is 11.3% higher over the last 12 months. Oil and Gas direct jobs continued to decline in the last 12 months, down 400 jobs compared to August of 2020 and down 3,300 jobs from August of 2019. Education and Health Care are the only private sector industries to surpass the August 2019 job levels in August of 2021 according to the DOL report.

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Alaska’s revised Gross State Product (“GSP”) for 2020 was $49.8 billion, compared to $54.5 billion in 2019, according to the Federal Bureau of Economic Analysis ("BEA"). The national average for the second quarter was a 6.7% increase according to an October 1, 2021 BEA report.

Alaska’s seasonally adjusted personal income for the second quarter of 2021 was $47.7 billion compared to $48.5 billion for the second quarter of 2020, according to the BEA. There was a tremendous loss of jobs in 2020 that reduced wage earnings last year. This was more than compensated for by a significant amount of government transfer payments. Alaska, like the rest of the U.S., experienced a decline in government transfer payments in the second quarter of 2021. However, wage earnings are growing here and across the country as a recovery in jobs continues in 2021.

Alaska North Slope (“ANS”) crude oil began 2020 at $65.48 a barrel. Prices fell quickly at the beginning of 2020, responding to fears that COVID-19 would devastate the global economy and reduce the demand for travel. The low month was April of 2020, when ANS averaged $16.54 a barrel. However, by June of last year the oil markets stabilized and for the last six months of 2020 the average monthly price remained between $40.42 and $50.32. ANS prices continued to rise throughout 2021 and averaged over $70 a barrel in June, July and August. The monthly average for September has not yet been posted by the Alaska Department of Revenue, but the daily spot price was $82.94 on October 8, 2021.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate improved from 0.63% at the end of 2019 to 0.45% at the end of 2020. In the first quarter of 2021, the foreclosure rate improved slightly to 0.41% and again in the second quarter to 0.36%. The comparable national average rate was higher than Alaska at 0.51% in the second quarter of 2021. We believe that the foreclosure rates are somewhat misleading because the recently ended federal moratorium on foreclosure activity on occupied homes led to declining foreclosure numbers, even though job losses strained the economy and borrowers' ability to pay.

The Mortgage Bankers Association survey reported that the percentage of delinquent mortgage loans at the end of 2019 in Alaska was 2.9%. This increased to 6.2% at the end of 2020 after the effects of COVID-19 impacted jobs. In the first quarter of 2021 it improved to 5.4% in Alaska and again in the second quarter to 5.1%. According to the survey, the comparable delinquency rate for the entire country remains higher than Alaska at 5.5% in the second quarter of 2021.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.8% in 2020 to $396,741. In the first nine months of 2021, the average sales price has increased 7.5% to $426,445. Average sales prices in the Matanuska Susitna Borough rose 9.9% in 2020 to $301,049, continuing a decade of consecutive price gains. In the first nine months of 2021 prices have risen 15.1% to $346,353. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The number of units sold in Anchorage was up significantly in 2020 by 19.6%, climbing from 2,719 homes sold in 2019 to 3,251 last year, as reported by the Alaska Multiple Listing Services. The main difference was a record number of sales occurred in the last quarter of the year, when sales activity typically declines in the winter. The Matanuska Susitna Borough also had strong sales activity, up 9.7% in 2020 to 2,135 units sold compared to 1,946 in 2019. The Matanuska Susitna Borough also had stronger than normal sales in the second half of 2020. Through the third quarter of 2021 there have been 2,647 home sales in Anchorage, or 15.9% more than in the first nine months of 2020. The Matanuska Susitna Borough had 1,719 sales through the third quarter of 2021, an increase of 13.2% over the same time period in 2020.

We believe that the low interest rate environment has been a major factor. According to the Federal Reserve Bank of St. Louis, the average 30 year fixed rate mortgage in the U.S. hit an all-time record low last year. Rates began

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2020 at 3.7% in the first week of January and fell one percent to 2.7% by the end of the year. Rates began to rise slightly in 2021 and finished the third quarter at 3%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2021, Northrim generated a ROAA of 1.40% and a ROAE of 14.47%, compared to 1.42% and 14.26%, respectively, in the second quarter of 2021 and 2.31% and 22.10%, respectively, in the third quarter a year ago. Northrim’s ROAE is above peer averages posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20211.

Net Interest Income/Net Interest Margin

Net interest income increased 12% to $20.4 million in the third quarter of 2021 compared to $18.3 million in the third quarter of 2020 and increased 6% compared to $19.2 million in the second quarter of 2021. Interest income benefited from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the SBA. During the third quarter of 2021, Northrim received $102.4 million in loan forgiveness through the SBA, compared to $133 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $3.0 million and $2.6 million, respectively. As of September 30, 2021, there was $196,000 of net PPP fee income from round one remaining and $7.9 million remaining from round two for total net deferred fees on PPP loans of $8.1 million. In the first nine months of 2021, net interest income increased 15% to $59.1 million, compared to $51.4 million in the first nine months of 2020.

NIMTE* was 3.47% in the third quarter of 2021 compared to 3.50% in the preceding quarter and 3.93% in the third quarter a year ago. “Our NIMTE* contracted compared to the prior quarter and a year ago due to our increased liquidity, which was partially offset by the recognition of PPP loan fees as loans are forgiven,” said Jed Ballard, Chief Financial Officer. “Also notable was the impact of SBA PPP loan fees and interest on net interest income, which increased our NIMTE* by 27 basis points during the third quarter of 2021 compared to what our NIMTE* would have been if we had not made any SBA PPP loans, or 3.20%. The increase from SBA PPP loans this quarter is the result of recognition of fee income on loans that were forgiven.” NIMTE* has been impacted by the increased liquidity Northrim has experienced in conjunction with the SBA PPP loans. Northrim continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20211.

The yield on interest earning assets in the third quarter of 2021 was 3.62%, down 7 basis points from the second quarter of 2021 and down 63 basis points compared to the third quarter a year ago. The cost of interest-bearing liabilities was 24 basis points in the third quarter of 2021, down 8 basis points compared to the preceding quarter and down 30 basis points compared to the third quarter a year ago.

1As of June 30, 2021, the S&P U.S. Small Cap Bank Index tracked 263 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 2.84%. ROAA 1.46%, and ROAE 12.99%.

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Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $1.1 million in the third quarter of 2021, which includes a $345,000 benefit to the provision for credit losses on unfunded commitments and a benefit of $761,000 for credit losses on loans. This compares to a benefit to the provision for credit losses on loans of $427,000 in the second quarter of 2021, and a provision for credit losses on loans of $567,000 in the third quarter a year ago. “The benefit to the provision for credit losses on loans and unfunded commitments during the quarter primarily emulates our current assessment of risks associated with the economy and reflects expected lifetime credit losses based upon the conditions that existed as of quarter-end,” said Ballard. “The ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, as well as loan portfolio composition, quality, and portfolio duration.”

Nonperforming loans, net of government guarantees, decreased during the quarter to $11.5 million at September 30, 2021, compared to $12.0 million at June 30, 2021, and increased compared to $11.0 million at September 30, 2020. The allowance for credit losses was 120% of nonperforming loans, net of government guarantees, at the end of the third quarter of 2021, compared to 121% three months earlier and 196% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $12.7 million, or 38% of total third quarter 2021 revenues, as compared to $14.1 million, or 42% of revenues in the second quarter of 2021, and $21.6 million, or 54% of revenues in the third quarter of 2020. The decrease in other operating income in the third quarter of 2021 as compared to the third quarter a year ago was due primarily to a lower volume of mortgage activity. In the first nine months of 2021, other operating income totaled $42.7 million, or 42% of revenues, compared to $45.6 million, or 47% of revenues in the first nine months of 2020.

Other notable changes during the quarter include changes in the fair value mark-to-market of the marketable equity securities portfolio, which decreased other income by $67,000 in the third quarter of 2021, compared to a $178,000 increase in the second quarter of 2021 and a $375,000 increase in the third quarter of 2020. There was $195,000 in interest rate swap income in the third quarter of 2021. This compares to $103,000 in interest rate swap income in the preceding quarter and $726,000 in interest rate swap income in the third quarter of 2020 on the execution of interest rate swaps related to the Company's commercial lending operations.

Other Operating Expenses

Operating expenses were $22.5 million in the third quarter of 2021, compared to $22.3 million in the second quarter of 2021, and $23.5 million in the third quarter of 2020. The modest quarterly increase in operating expense in the third quarter as compared to the second quarter of 2021 reflects higher salary costs and personnel expenses which were partly offset by a $378,000 reversal of OREO expense during the quarter. In the first nine months of 2021, operating expenses were $66.2 million, up from $65.0 million in the first nine months of 2020.

Income Tax Provision

In the third quarter of 2021, Northrim recorded $2.8 million in state and federal income tax expense for an effective tax rate of 23.9%, compared to $3.1 million, or 26.9% in the second quarter of 2021 and $4.0 million, or 25.2% in the third quarter a year ago. For the first nine months of 2021, Northrim recorded $9.2 million in state and federal

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income tax expense, for an effective tax rate of 23.9% compared to $6.3 million and 21.5% for the same period in 2020.

Community Banking

“We are proud of the work we are doing to address the needs of our customers in our communities, and as a result we are growing our market share across all of our major markets,” said Schierhorn. “To better serve our customers, we opened our second Fairbanks branch during the first quarter of 2021 and in March of 2020 we opened a loan production office in Kodiak. We are geographically diversified throughout our markets and feel that by choosing to expand into new markets when other banks in Alaska were contracting was the right choice, as evident by the new deposit market share data that came out in September 2021.”

In the recent deposit market share data from the FDIC for the period from June 30, 2020 to June 30, 2021, Northrim’s deposit market share in Alaska increased to $2.2 billion, or 13.00% of total Alaska deposits as of June 30, 2021 from $1.8 billion, or 12.32% of total Alaska deposits as of June 30, 2020. Northrim's deposits grew 24% during this period while total deposits in Alaska were up 18% during the same period.

Net interest income in the Community Banking segment totaled $19.7 million in the third quarter of 2021, compared to $18.5 million in the second quarter and $17.4 million in the third quarter of 2020. Net interest income benefited from $3.7 million of PPP income in the third quarter of 2021, and $3.6 million of PPP income in the second quarter of 2021. As of September 30, 2021, there was $8.1 million of unearned loan fees net of costs related to round one and round two PPP loans.

The following tables provide highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net interest income	$19,728	$18,468	$18,734	$18,349	$17,388
(Benefit) provision for credit losses	(1,106)	(427)	(1,488)	(599)	567
Other operating income	2,765	2,772	2,274	2,921	3,696
Other operating expense	14,849	14,551	13,664	15,536	14,353
Income before provision for income taxes	8,750	7,116	8,832	6,333	6,164
Provision (benefit) for income taxes	1,955	1,850	1,452	1,303	1,249
Net income	$6,795	$5,266	$7,380	$5,030	$4,915
Weighted average shares outstanding, diluted	6,265,602	6,277,265	6,277,177	6,324,461	6,413,221
Diluted earnings per share	$1.08	$0.84	$1.18	$0.79	$0.76

	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2021	September 30, 2020
Net interest income	$56,930	$49,298
(Benefit) provision for credit losses	(3,021)	3,031
Other operating income	7,811	7,772
Other operating expense	43,064	42,078
Income before provision for income taxes	24,698	11,961
Provision for income taxes	5,257	1,391
Net income	$19,441	$10,570
Weighted average shares outstanding, diluted	6,274,634	6,467,991
Diluted earnings per share	$3.10	$1.63

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Home Mortgage Lending

“The increased activity in the mortgage market has continued through the third quarter of 2021, although refinance activity has slowed somewhat compared to the record setting pace of the last several quarters,” said Ballard. “New home purchase activity continues in our market, with mortgage production commitments remaining significantly higher than normal.”

During the third quarter of 2021, mortgage loan volume was $283.2 million, of which 77% was for new home purchases, compared to $286.3 million and 69% of loans funded for new home purchases in the second quarter of 2021, and $364.2 million, of which 61% was for new home purchases in the third quarter of 2020.

Loan fundings decreased during the third quarter of 2021 as compared to the preceding quarter and year-over-year, driven by lower refinance activity. The net change in fair value of mortgage servicing rights decreased mortgage banking income by $1.5 million during the third quarter of 2021 and by $567,000 during the second quarter of 2021, primarily due to continued refinance of existing mortgages in the servicing portfolio.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, generated continued growth throughout the quarter,” said Ballard. As of September 30, 2021, Northrim serviced 3,024 loans in its $750.3 million home-mortgage-servicing portfolio, a 5% increase compared to the $713.9 million serviced for the second quarter of 2021, and a 14% increase from the $655.7 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled $20.9 million at September 30, 2021, compared to $36.9 million at September 30, 2020. Mortgage servicing revenue contributed $2.4 million to revenues in the third quarter of 2021, $2.5 million in the second quarter of 2021, and $2.0 million in the third quarter of 2020. As a result of the COVID-19 pandemic, approximately 3% of mortgages serviced were in forbearance as of September 30, 2021, compared to 3% as of June 30, 2021, and 6% as of September 30, 2020.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights is driven by interest rate volatility and the number of serviced mortgages that pay off during the period, as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $1.5 million for the third quarter of 2021, compared to a decrease of $567,000 for the second quarter of 2021 and a decrease of $1.5 million for the third quarter of 2020.

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The following tables provide highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Mortgage commitments	$169,436	$173,994	$181,417	$150,276	$257,304
Mortgage loans funded for sale	$283,165	$286,314	$300,963	$381,942	$364,159
Mortgage loan refinances to total fundings	23%	31%	60%	48%	39%
Mortgage loans serviced for others	$750,327	$713,926	$682,827	$683,117	$655,733

Net realized gains on mortgage loans sold	$7,957	$9,470	$11,795	$15,557	$14,736
Change in fair value of mortgage loan commitments, net	533	(427)	98	(2,724)	1,943
Total production revenue	8,490	9,043	11,893	12,833	16,679
Mortgage servicing revenue	2,449	2,452	2,152	2,510	2,044
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(928)	16	(180)	(410)	(699)
Other[2]	(530)	(583)	(829)	(783)	(806)
Total mortgage servicing revenue, net	991	1,885	1,143	1,317	539
Other mortgage banking revenue	412	432	586	661	714
Total mortgage banking income	$9,893	$11,360	$13,622	$14,811	$17,932

Net interest income	$704	$724	$759	$875	$906
Mortgage banking income	9,893	11,360	13,622	14,811	17,932
Other operating expense	7,685	7,785	7,663	8,611	9,153
Income before provision for income taxes	2,912	4,299	6,718	7,075	9,685
Provision for income taxes	830	1,220	1,917	2,005	2,745
Net income	$2,082	$3,079	$4,801	$5,070	$6,940

Weighted average shares outstanding, diluted	6,265,602	6,277,265	6,277,177	6,324,461	6,413,221
Diluted earnings per share	$0.34	$0.49	$0.76	$0.80	$1.08
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2021	September 30, 2020
Mortgage loans funded for sale	$870,442	$913,469
Mortgage loan refinances to total fundings	39%	51%

Net realized gains on mortgage loans sold	$29,222	$30,701
Change in fair value of mortgage loan commitments, net	204	4,977
Total production revenue	29,426	35,678
Mortgage servicing revenue	7,053	5,004
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(1,092)	(2,291)
Other[2]	(1,942)	(2,072)
Total mortgage servicing revenue, net	4,019	641
Other mortgage banking revenue	1,430	1,505
Total mortgage banking income	$34,875	$37,824

Net interest income	$2,187	$2,143
Mortgage banking income	34,875	37,824
Other operating expense	23,133	22,889
Income before provision for income taxes	13,929	17,078
Provision for income taxes	3,967	4,860
Net income	$9,962	$12,218

Weighted average shares outstanding, diluted	6,274,634	6,467,991
Diluted earnings per share	$1.59	$1.89
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.61 billion at September 30, 2021, up 6% from the preceding quarter and up 24% from a year ago. Northrim’s loan-to-deposit ratio was 63% at September 30, 2021, down from 69% at June 30, 2021, and 83% at September 30, 2020.

Liquidity levels are at record highs with interest bearing deposits in other banks at $458.1 million, representing 19% of interest-earning assets as of September 30, 2021, compared to 4% at September 30, 2020.

Average interest-earning assets were $2.35 billion in the third quarter of 2021, up 6% from $2.22 billion in the second quarter of 2021 and up 26% from $1.87 billion in the third quarter a year ago. The average yield on interest-earning assets was 3.62% in the third quarter of 2021, down from 3.69% in the preceding quarter and down from 4.25% in the third quarter a year ago.

Average investment securities increased to $389.6 million in the third quarter of 2021, compared to $354.3 million in the second quarter of 2021 and $217.6 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.20% for the third quarter of 2021, down from 1.32% in the preceding quarter and down from 2.11% in the year ago quarter. The average estimated duration of the investment portfolio at September 30, 2021, was four and a half years. “The average duration in our investment securities portfolio has increased over the last couple of years as a result of the lower interest rates, however, given our liquidity, we still

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have flexibility to deploy short-term funds into higher earning assets should rates rise over the next one to two years,” said Ballard.

“Core loan growth was strong during the quarter, with $60.3 million in new loans, excluding PPP loans. Additionally, new core loan growth was geographically diversified across all of our markets throughout the state. The total loan portfolio balance was reduced due to $102.4 million in PPP loan forgiveness during the quarter,” said Ballard. “Much of the loan production during the past several quarters resulted from new customers we obtained through the PPP process.” At September 30, 2021, commercial loans represented 33% of total loans, PPP loans represented 14% of total loans, commercial real estate owner occupied loans comprised 14% of total loans, commercial real estate non-owner occupied loans comprised 28% of total loans, and construction loans made up 7% of total loans. Portfolio loans were $1.45 billion at September 30, 2021, down 3% from both the preceding quarter a year ago. Portfolio loans excluding the impact from PPP were $1.25 billion at September 30, 2021, up 4% from the preceding quarter and up 11% from a year ago. Average portfolio loans in the third quarter of 2021 were $1.47 billion, which was down 5% from the preceding quarter and relatively unchanged from a year ago. Yields on average portfolio loans in the third quarter of 2021 increased to 5.19% from 4.75% in the second quarter of 2021 and 4.83% in the third quarter of 2020.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.30 billion at September 30, 2021, up 7% from $2.15 billion at June 30, 2021, and up 27% from $1.81 billion a year ago. Demand deposits increased 25% year-over-year to $868.8 million at September 30, 2021. Average interest-bearing deposits were up 5% to $1.38 billion with an average cost of 0.19% in the third quarter of 2021, compared to $1.32 billion and an average cost of 0.27% in the second quarter of 2021, and up 28% compared to $1.08 billion and an average cost of 0.49% in the third quarter of 2020.

“We continue to attract new customers through our outreach in the community, with a large portion of our deposit growth coming from the over 2,300 new customers we gained from helping with PPP lending,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “The investments in our people, products and services have allowed us to attract a broader customer base and convert new PPP customers into full banking relationships.”

Shareholders’ equity improved to $242.5 million, or $39.25 per share, at September 30, 2021, compared to $237.2 million, or $38.22 per share, at June 30, 2021 and $214.6 million, or $34.18 per share, a year ago. Tangible book value per share* was $36.66 at September 30, 2021, compared to $35.64 at June 30, 2021, and $31.62 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.17% at September 30, 2021, compared to 14.54% at June 30, 2021, and 14.11% at September 30, 2020.

Asset Quality

“Credit quality remains solid, with nearly every credit quality metric improving compared to a year ago,” said Martin. “Additionally, loan modifications are down 31% from the prior quarter. While we are encouraged with the overall performance in the loan portfolio, we remain cautious. With a few of the industries that have been hardest hit, particularly tourism and hospitality, we continue to maintain elevated credit monitoring structures.”

Nonperforming assets ("NPAs") net of government guarantees were $16.1 million at September 30, 2021, down from $17.8 million at June 30, 2021 and from $17.9 million a year ago. Of the NPAs at September 30, 2021, $9.3 million, or 82% are nonaccrual loans related to six commercial relationships. One of these relationships, which totaled $1.1 million at September 30, 2021, is a business in the medical industry.

Net adversely classified loans were $17.4 million at September 30, 2021, as compared to $14.1 million at June 30, 2021, and $14.5 million a year ago. Net loan recoveries were $39,000 in the third quarter of 2021, compared to net

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loan charge-offs of $64,000 in the second quarter of 2021, and net loan recoveries of $463,000 in the third quarter of 2020. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of September 30, 2021, $14.9 million, or 86% of net adversely classified loans are attributable to 11 relationships with seven loans to commercial businesses, one loan to a medical business, and three loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at September 30, 2021, net of government guarantees were $796,000, up from $777,000 three months earlier and down from $865,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $99.8 million, or 8% of total portfolio loans, in the healthcare sector; $83.4 million, or 7% of portfolio loans, in the tourism sector; $59.5 million, or 5% of portfolio loans, in the aviation (non-tourism) sector; $64.2 million, or 5% in the fishing sector; $52.9 million, or 4% in the accommodations sector; $40.2 million, or 3% in retail loans; and $42.0 million, or 3% in the restaurant sector, as of September 30, 2021.

Northrim estimates that $61.6 million, or approximately 5% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2021, and $5.0 million of these loans are adversely classified. As of September 30, 2021, Northrim has an additional $70.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the impact of the results of the recent U.S. elections on the regulatory landscape, natural resource extraction industries, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of previously-enacted fiscal stimulus from the federal government and a potential infrastructure bill; the timing of PPP loan forgiveness; the impact of interest rates, inflation, supply-chain constraints, trade policies and tensions, including tariffs, and potential geopolitical instability; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://fred.stlouisfed.org/series/MORTGAGE30US

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Interest Income:
Interest and fees on loans	$19,900	$18,963	$18,691	$58,287	$51,504
Interest on portfolio investments	1,233	1,229	1,086	3,596	4,349
Interest on deposits in banks	149	61	17	248	284
Total interest income	21,282	20,253	19,794	62,131	56,137
Interest Expense:
Interest expense on deposits	667	879	1,320	2,495	4,135
Interest expense on borrowings	183	182	180	519	561
Total interest expense	850	1,061	1,500	3,014	4,696
Net interest income	20,432	19,192	18,294	59,117	51,441

(Benefit) provision for credit losses	(1,106)	(427)	567	(3,021)	3,031
Net interest income after provision (benefit) for credit losses	21,538	19,619	17,727	62,138	48,410

Other Operating Income:
Mortgage banking income	9,893	11,360	17,932	34,875	37,824
Bankcard fees	878	879	770	2,497	2,094
Purchased receivable income	530	575	516	1,637	2,112
Service charges on deposit accounts	345	308	269	943	802
Interest rate swap income	195	103	726	390	743
Gain on sale of securities	36	31	—	67	98
Unrealized gain (loss) on marketable equity securities	(67)	178	375	27	(347)
Other income	848	698	1,040	2,250	2,270
Total other operating income	12,658	14,132	21,628	42,686	45,596

Other Operating Expense:
Salaries and other personnel expense	15,756	14,917	16,418	45,401	44,311
Data processing expense	2,198	2,206	1,851	6,439	5,653
Occupancy expense	1,707	1,869	1,648	5,236	4,923
Professional and outside services	703	642	884	1,969	2,206
Marketing expense	533	672	302	1,609	1,581
Insurance expense	322	329	315	965	928
Intangible asset amortization expense	9	9	12	27	36
OREO expense, net rental income and gains on sale	(378)	47	23	(367)	8
Other operating expense	1,684	1,645	2,053	4,918	5,321
Total other operating expense	22,534	22,336	23,506	66,197	64,967

Income before provision for income taxes	11,662	11,415	15,849	38,627	29,039
Provision for income taxes	2,785	3,070	3,994	9,224	6,251
Net income	$8,877	$8,345	$11,855	$29,403	$22,788

Basic EPS	$1.43	$1.34	$1.87	$4.73	$3.57
Diluted EPS	$1.42	$1.33	$1.84	$4.69	$3.52
Weighted average shares outstanding, basic	6,196,260	6,206,913	6,338,465	6,207,681	6,391,164
Weighted average shares outstanding, diluted	6,265,602	6,277,265	6,413,221	6,274,634	6,467,991

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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2021	2021	2020

Assets:
Cash and due from banks	$34,216	$25,486	$31,165
Interest bearing deposits in other banks	458,063	321,399	69,964
Investment securities available for sale, at fair value	379,122	337,231	215,369
Investment securities held to maturity	20,000	20,000	—
Marketable equity securities, at fair value	8,551	9,588	8,534
Investment in Federal Home Loan Bank stock	3,110	3,114	2,508
Loans held for sale	106,224	105,819	128,105
Portfolio loans	1,450,657	1,487,968	1,492,720
Allowance for credit losses, loans	(13,816)	(14,539)	(21,683)
Net portfolio loans	1,436,841	1,473,429	1,471,037
Purchased receivables, net	20,118	12,500	13,520
Mortgage servicing rights, at fair value	13,080	12,835	10,589
Other real estate owned, net	5,912	7,073	6,962
Premises and equipment, net	37,610	38,202	38,615
Lease right of use asset	11,371	11,374	12,943
Goodwill and intangible assets	16,019	16,028	16,058
Other assets	59,709	59,489	72,369
Total assets	$2,609,946	$2,453,567	$2,097,738

Liabilities:
Demand deposits	$868,810	$798,231	$697,363
Interest-bearing demand	644,035	582,669	427,811
Savings deposits	330,465	322,645	272,624
Money market deposits	278,529	258,116	227,106
Time deposits	174,702	184,777	181,229
Total deposits	2,296,541	2,146,438	1,806,133
Other borrowings	14,605	14,680	13,737
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	11,334	11,335	12,881
Other liabilities	34,682	33,586	40,061
Total liabilities	2,367,472	2,216,349	1,883,122

Shareholders' Equity:
Total shareholders' equity	242,474	237,218	214,616
Total liabilities and shareholders' equity	$2,609,946	$2,453,567	$2,097,738

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	September 30, 2021		June 30, 2021		September 30, 2020
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$102,014	25.0%	$87,097	23.7%	$37,691	16.8%
U.S. Agency securities	197,810	48.5%	166,254	45.4%	119,861	53.6%
Corporate securities	55,411	13.6%	55,487	15.1%	27,215	12.2%
Marketable equity securities	8,551	2.1%	9,588	2.6%	8,534	3.8%
Collateralized loan obligations	43,037	10.6%	47,541	13.0%	28,266	12.6%
Alaska municipality, utility, or state bonds	850	0.2%	852	0.2%	2,336	1.0%
Total portfolio investments	$407,673		$366,819		$223,903

Composition of Portfolio Loans
	September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$498,585	34%	$476,900	31%	$449,153	30%	$469,540	33%	$460,542	31%
SBA Paycheck Protection loans	211,449	14%	311,971	21%	414,381	26%	310,518	21%	375,636	25%
CRE owner occupied loans	206,756	14%	190,880	13%	178,476	11%	163,597	11%	148,993	10%
CRE nonowner occupied loans	405,666	28%	373,325	25%	368,145	23%	355,694	24%	364,232	24%
Construction loans	106,020	7%	115,917	8%	121,943	8%	118,782	8%	120,619	8%
Consumer loans	37,044	3%	36,420	2%	34,603	2%	37,654	3%	37,183	2%
Subtotal	1,465,520		1,505,413		1,566,701		1,455,785		1,507,205
Unearned loan fees, net	(14,863)		(17,445)		(17,777)		(11,735)		(14,485)
Total portfolio loans	$1,450,657		$1,487,968		$1,548,924		$1,444,050		$1,492,720

Composition of Deposits
	September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$868,810	38%	$798,231	37%	$762,793	37%	$643,825	35%	$697,363	38%
Interest-bearing demand	644,035	28%	582,669	27%	524,373	26%	459,095	25%	427,811	24%
Savings deposits	330,465	14%	322,645	15%	325,625	16%	308,725	17%	272,624	15%
Money market deposits	278,529	12%	258,116	12%	253,934	12%	237,705	13%	227,106	13%
Time deposits	174,702	8%	184,777	9%	184,592	9%	175,631	10%	181,229	10%
Total deposits	$2,296,541		$2,146,438		$2,051,317		$1,824,981		$1,806,133

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2021	2021	2020
Nonaccrual loans	$12,493	$12,976	$12,647
Loans 90 days past due and accruing	—	128	—
Total nonperforming loans	12,493	13,104	12,647
Nonperforming loans guaranteed by government	(1,017)	(1,096)	(1,600)
Net nonperforming loans	11,476	12,008	11,047
Other real estate owned	5,912	7,073	6,962
Repossessed assets	—	—	779
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$16,109	$17,802	$17,919
Nonperforming loans, net of government guarantees / portfolio loans	0.79%	0.81%	0.74%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.97%	1.06%	1.02%
Nonperforming assets, net of government guarantees / total assets	0.62%	0.73%	0.85%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.69%	0.85%	1.06%

Performing restructured loans	$2,382	$2,341	$2,367
Performing restructured loans guaranteed by government	(1,586)	(1,564)	(1,502)
Net performing restructured loans	$796	$777	$865
Nonperforming loans plus performing restructured loans, net of government
guarantees	$12,272	$12,785	$11,912
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.85%	0.86%	0.80%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	1.03%	1.13%	1.10%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.65%	0.76%	0.90%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.72%	0.89%	1.12%

Adversely classified loans, net of government guarantees	$17,360	$14,055	$14,492
Special mention loans, net of government guarantees	$15,151	$15,855	$18,141
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.03%	0.02%	0.16%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.04%	0.03%	0.22%

Allowance for credit losses / portfolio loans	0.95%	0.98%	1.45%
Allowance for credit losses / portfolio loans, net of government guarantees	1.16%	1.29%	2.00%
Allowance for credit losses / nonperforming loans, net of government
guarantees	120%	121%	196%

Gross loan charge-offs for the quarter	$—	$110	$141
Gross loan recoveries for the quarter	($39)	($46)	($604)
Net loan (recoveries) charge-offs for the quarter	($39)	$64	($463)
Net loan charge-offs (recoveries) year-to-date	($19)	$20	$436
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.00%	0.00%	(0.03)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	—%	—%	0.05%

Northrim BanCorp Earns $8.9 Million, or $1.42 per Diluted Share in 3Q21
October 29, 2021
19 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at June 30, 2021	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at September 30, 2021
Commercial loans	$8,335	$—	($385)	$—	$—	$—	$—	$7,950
Commercial real estate	4,458	—	(219)	—	—	—	—	4,239
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	202	—	(7)	—	—	—	—	195
Non-performing loans guaranteed by government	(1,096)	—	79	—	—	—	—	(1,017)
Total non-performing loans	12,008	—	(532)	—	—	—	—	11,476
Other real estate owned	7,073	—	—	—	—	—	(1,161)	5,912
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$17,802	$—	($532)	$—	$—	$—	($1,161)	$16,109

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Charge-offs:
Plastic material and resin manufacturing	$—	$—	$150	$—	$—
Aircraft parts and auxiliary equipment manufacturing	—	110	13	—	—
Office of physicians	—	—	—	11	—
Excavation and construction	—	—	—	—	33
Health care and social assistance	—	—	—	—	108
Total charge-offs	$—	$110	$163	$11	$141

Northrim BanCorp Earns $8.9 Million, or $1.42 per Diluted Share in 3Q21
October 29, 2021
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$390,004	0.15%	$208,067	0.12%	$60,504	0.11%
Portfolio investments	389,631	1.20%	354,260	1.32%	217,599	2.11%
Loans held for sale	99,716	2.92%	111,228	2.74%	122,994	3.11%
Portfolio loans	1,469,072	5.19%	1,541,701	4.75%	1,465,839	4.83%
Total interest-earning assets	2,348,423	3.62%	2,215,256	3.69%	1,866,936	4.25%
Nonearning assets	170,317		173,164		172,853
Total assets	$2,518,740		$2,388,420		$2,039,789

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,380,461	0.19%	$1,316,029	0.27%	$1,077,193	0.49%
Borrowings	24,962	2.89%	25,032	2.90%	23,574	3.02%
Total interest-bearing liabilities	1,405,423	0.24%	1,341,061	0.32%	1,100,767	0.54%

Noninterest-bearing demand deposits	826,941		766,954		672,974
Other liabilities	42,923		43,017		52,611
Shareholders' equity	243,453		237,388		213,437
Total liabilities and shareholders' equity	$2,518,740		$2,388,420		$2,039,789
Net spread		3.38%		3.37%		3.71%
NIM		3.45%		3.48%		3.90%
NIMTE*		3.47%		3.50%		3.93%
Cost of funds		0.15%		0.20%		0.34%
Average portfolio loans to average
interest-earning assets	62.56%		69.59%		78.52%
Average portfolio loans to average total deposits	66.55%		74.01%		83.75%
Average non-interest deposits to average
total deposits	37.46%		36.82%		38.45%
Average interest-earning assets to average
interest-bearing liabilities	167.10%		165.19%		169.60%

The components of the change in NIMTE* are detailed in the table below:

	3Q21 vs. 2Q21	3Q21 vs. 3Q20
Nonaccrual interest adjustments	0.04%	(0.07)%
Impact of SBA Paycheck Protection Program loans	0.20%	0.61%
Interest rates and loan fees, all other loans	0.02%	(0.18)%
Volume and mix of other interest-earning assets and liabilities	(0.29)%	(0.82)%
Change in NIMTE*	(0.03)%	(0.46)%

Northrim BanCorp Earns $8.9 Million, or $1.42 per Diluted Share in 3Q21
October 29, 2021
21 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2021		September 30, 2020
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$240,635	0.14%	$60,011	0.62%
Portfolio investments	347,888	1.31%	252,594	2.42%
Loans held for sale	108,455	2.79%	95,050	3.18%
Portfolio loans	1,501,139	5.01%	1,289,838	5.12%
Total interest-earning assets	2,198,117	3.80%	1,697,493	4.46%
Nonearning assets	171,350		177,811
Total assets	$2,369,467		$1,875,304

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,301,825	0.26%	$1,007,122	0.55%
Borrowings	25,031	2.75%	39,645	1.87%
Total interest-bearing liabilities	1,326,856	0.30%	1,046,767	0.60%

Noninterest-bearing demand deposits	761,070		569,972
Other liabilities	44,273		49,800
Shareholders' equity	237,268		208,765
Total liabilities and shareholders' equity	$2,369,467		$1,875,304
Net spread		3.50%		3.86%
NIM		3.60%		4.05%
NIMTE*		3.62%		4.09%
Cost of funds	0.19%		0.39%
Average portfolio loans to average interest-earning assets	68.29%		75.98%
Average portfolio loans to average total deposits	72.77%		81.79%
Average non-interest deposits to average total deposits	36.89%		36.14%
Average interest-earning assets to average interest-bearing liabilities	165.66%		162.17%
The components of the change in NIMTE* are detailed in the table below:

YTD21 vs.YTD20
Nonaccrual interest adjustments	(0.01)%
Impact of SBA Paycheck Protection Program loans	0.19%
Interest rates and loan fees	(0.33)%
Volume and mix of interest-earning assets and liabilities	(0.32)%
Change in NIMTE*	(0.47)%

Northrim BanCorp Earns $8.9 Million, or $1.42 per Diluted Share in 3Q21
October 29, 2021
22 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2021	June 30, 2021	September 30, 2020
Book value per share	$39.25	$38.22	$34.18
Tangible book value per share*	$36.66	$35.64	$31.62
Total shareholders' equity/total assets	9.29%	9.67%	10.23%
Tangible Common Equity/Tangible Assets*	8.73%	9.07%	9.54%
Tier 1 Capital / Risk Adjusted Assets	14.17%	14.54%	14.11%
Total Capital / Risk Adjusted Assets	15.00%	15.45%	15.36%
Tier 1 Capital / Average Assets	9.48%	9.77%	10.31%
Shares outstanding	6,177,300	6,206,913	6,279,304
Unrealized gain on AFS debt securities, net of income taxes	($272)	$109	$1,308
Unrealized (loss) on derivatives and hedging activities, net of income taxes	($644)	($760)	($1,543)

Profitability Ratios
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
For the quarter:
NIM	3.45%	3.48%	3.90%	3.94%	3.90%
NIMTE*	3.47%	3.50%	3.92%	3.96%	3.93%
Efficiency ratio	68.07%	67.00%	60.24%	65.31%	58.85%
Return on average assets	1.40%	1.42%	2.25%	1.90%	2.31%
Return on average equity	14.47%	14.26%	21.40%	18.22%	22.10%

	September 30, 2021	September 30, 2020
Year-to-date:
NIM	3.60%	4.05%
NIMTE*	3.62%	4.09%
Efficiency ratio	65.00%	66.91%
Return on average assets	1.66%	1.62%
Return on average equity	16.57%	14.58%

Northrim BanCorp Earns $8.9 Million, or $1.42 per Diluted Share in 3Q21
October 29, 2021
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2021 and 2020. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net interest income	$20,432	$19,192	$19,493	$19,224	$18,294
Divided by average interest-bearing assets	2,348,423	2,215,256	2,027,142	1,941,544	1,866,936
Net interest margin ("NIM")[2]	3.45%	3.48%	3.90%	3.94%	3.90%

Net interest income	$20,432	$19,192	$19,493	$19,224	$18,294
Plus: reduction in tax expense related to
tax-exempt interest income	126	121	111	122	136
	$20,558	$19,313	$19,604	$19,346	$18,430
Divided by average interest-bearing assets	2,348,423	2,215,256	2,027,142	1,941,544	1,866,936
NIMTE[2]	3.47%	3.50%	3.92%	3.96%	3.93%

	Year-to-date
	September 30, 2021	September 30, 2020
Net interest income	$59,117	$51,441
Divided by average interest-bearing assets	2,198,117	1,697,493
Net interest margin ("NIM")[3]	3.60%	4.05%

Net interest income	$59,117	$51,441
Plus: reduction in tax expense related to
tax-exempt interest income	358	491
	$59,475	$51,932
Divided by average interest-bearing assets	2,198,117	1,697,493
NIMTE[3]	3.62%	4.09%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2021 and 366 for quarters ended in 2020.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2021 and 366 for year-to-date period in 2020.

Northrim BanCorp Earns $8.9 Million, or $1.42 per Diluted Share in 3Q21
October 29, 2021
24 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Total shareholders' equity	$242,474	$237,218	$231,452	$221,575	$214,616
Divided by shares outstanding	6,177	6,207	6,207	6,251	6,279
Book value per share	$39.25	$38.22	$37.29	$35.45	$34.18

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Total shareholders' equity	$242,474	$237,218	$231,452	$221,575	$214,616
Less: goodwill and intangible assets	16,019	16,028	16,037	16,046	16,058
	$226,455	$221,190	$215,415	$205,529	$198,558
Divided by shares outstanding	6,177	6,207	6,207	6,251	6,279
Tangible book value per share	$36.66	$35.64	$34.71	$32.88	$31.62

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Total shareholders' equity	$242,474	$237,218	$231,452	$221,575	$214,616
Total assets	2,609,946	2,453,567	2,351,243	2,121,798	2,097,738
Total shareholders' equity to total assets	9.29%	9.67%	9.84%	10.44%	10.23%

Northrim BanCorp, Inc.	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total shareholders' equity	$242,474	$237,218	$231,452	$221,575	$214,616
Less: goodwill and other intangible assets, net	16,019	16,028	16,037	16,046	16,058
Tangible common shareholders' equity	$226,455	$221,190	$215,415	$205,529	$198,558

Total assets	$2,609,946	$2,453,567	$2,351,243	$2,121,798	$2,097,738
Less: goodwill and other intangible assets, net	16,019	16,028	16,037	16,046	16,058
Tangible assets	$2,593,927	$2,437,539	$2,335,206	$2,105,752	$2,081,680
Tangible common equity ratio	8.73%	9.07%	9.22%	9.76%	9.54%

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Note Transmitted on GlobeNewswire on October 29, 2021, at 12:15 pm Alaska Standard Time.